Free writing prospectus dated May 12, 2025

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated April 29, 2025

Registration Statement File No. 333-285856

1 Happy City Holdings Limited (Proposed Nasdaq symbol: HCHL) Free writing prospectus dated May 12, 2025 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated April 29, 2025 Registration Statement File No. 333 - 285856

Important Notices and Disclaimers This presentation relates to the proposed public offering of Class A ordinary shares of no par value (“Class A Ordinary Shares”) of Happy City Holdings Limited, a British Virgin Islands company (“we”, “us”, “our” or the “Company”) and should be read together with the Registration Statement on Form F - 1 , as amended (File No . 333 - 285856 ) (“the Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates, which may be accessed through the following web link : http : //www . sec . gov . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC entirely for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Dominari Securities LLC via email : info@dominarisecurities . com , or contact Happy City Holdings Limited via email : info@happycitys . com . The forward - looking statements made in this presentation relate only to events or information as of the date of this presentation . Except as required by the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . This presentation contains certain data and information that we obtained from various government and private publications including industry data and information from Frost & Sullivan International Limited . Statistical data in these publications also include projections based on a number of assumptions . The industry may not grow at the rate projected by market data, or at all . Failure of our industries to grow at the projected rate may have a material and adverse effect on our subsidiaries’ business and the market price of our Ordinary Shares . In addition, the new and rapidly changing nature of the industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these forward - looking statements . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, or will there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective . Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this free writing prospectus . Any representation to the contrary is a criminal defense . 2 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Forward - Looking S tatements This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . The words “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions are intended to identify forward - looking statements . Forward - looking statements give our current expectations or forecasts or future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items, our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals, current and future economic and political conditions, our expectations regarding demand for and market acceptance of our services and the products that we provide and compete in the specialty hotpot industry, relevant government policies and regulations relating to the specialty hotpot industry in Hong Kong, our capital requirements and our ability to raise any additional financing which we may require, our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business, and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from estimates and what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . 3 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Offering Summary Happy City Holdings Limited Issuer Initial Public Offering Offering type NASDAQ Capital Market: HCHL Proposed Trading Market and Symbol 1,000,000 Class A Ordinary Shares, excluding exercise of the over - allotment option Number of Shares being offered by Issuer Between US$5.00 to US$7.00 per share Proposed Offering Price Approximately US$4.13 million ( from the assumed offering price of US$6.00 per Class A Ordinary Share) Net proceeds to Issuer 6,000,000 Class A Ordinary Shares and 12,000,000 Class B Ordinary Shares Shares outstanding pre - offering 7,000,000 Class A Ordinary Shares, or up to 7,150,000 Class A Ordinary Shares, assuming full exercise of the over - allotment option, and 12,000,000 Class B Ordinary Shares Shares outstanding post - offering Ɣ Approximately 50% for business expansion in Hong Kong and Southeast Asia region ; Ɣ Approximately 50% for working capital and other general corporate purposes. Use of proceeds Dominari Securities LLC Revere Securities LLC Pacific Century Securities, LLC Underwriters 4 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview 5

Our Business We operate three all - you - can - eat hotpot restaurants and specialize in Thai and Japanese Hotpot under the brand names “Thai Pot ( 泰金鍋 )” and “Gyu! Gyu! Shabu Shabu ( 牛牛殿堂日式火鍋放題 )” in Hong Kong . We operate three restaurants located in Tsuen Wan in the New Territories, Mong Kok in Kowloon, and North Point on Hong Kong Island . We have been in the restaurant services industry in Hong Kong for over 5 years . We primarily compete in the Hong Kong hotpot restaurant market . According to Frost & Sullivan, we accounted for approximately 2 . 2 % of the market share and rank 10 th in the specialty hotpot restaurant market in Hong Kong through the 3 hotpot restaurants we operated in 2024 . We are also the only top 10 specialty hotpot restaurant chains in Hong Kong that offers Thai - style hotpot in 2024 . 6 2020 1 st & 2 nd Gyu! Gyu! Shabu Shabu 2022 1 st Thai Pot 2025 1 st flagship Gyu! Gyu! Shabu Shabu x Thai Pot See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Our Hotpot

Meal Styles

- All-you-can-eat hotpot: 60, 90, 100 or 120 minutes during lunch and dinner hours
- Hotpot set meals: time limit of 60 minutes during lunch hours to cater the dining needs of customers

Food Offered

- Unlimited buffet food which includes ample selection of chilled or frozen meat, seafood, vegetables and noodles for hotpot cooking
- Depending on the price tier that the customer chooses, our customer can also enjoy all-you-can-eat featured premium meat, which includes Danish pork, premium beef from the U.S. and Australia, M6 and M8 Wagyu beef from Australia and top-tier A5 Miyazaki Wagyu beef from Japan, as well as various corresponding tiered seafood which includes scallops and abalone
- Various hot dishes and desserts prepared by our chef and several beverage options

We maintain a standardized menu for all-you-can-eat across all our restaurants with slight modifications in terms of food and beverages offered in individual restaurants

See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

7

Our Restaurants Gyu! Gyu! Shabu Shabu 8 - Japanese - style hotpot - Offers Kami - nabe style hotpot ( a type of paper hotpot popular in Japan ) - Offers Japanese - styled dishes such as Japanese oden and Kabayaki Unagi Eel 牛牛日式火鍋放題 Misugu See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Our Restaurants Thai pot 9 - Thai - style hotpot - Offers Mu Kratha style hotpot ( a type of combined barbeque and hotpot popular in Thailand) - Offers live prawn catching - Serves Thai skewers, Thai salad and various Thai specialty dishes and specialty drinks such as homemade thai iced tea, thai iced green tea and lemongrass drink 泰金鍋 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview

- According to Frost & Sullivan, the overall market size of specialty hotpot restaurant market in Hong Kong is expected to grow at a CAGR of 6.3% from 2024 to 2029, potentially reaching HK$4.0 billion by August 2029, which is expected to outperform the overall hotpot restaurant market and the overall catering services industry in Hong Kong.
- The future of specialty hotpot in Hong Kong is promising as it adapts to evolving customer demands for unique experiences, high-quality ingredients, and health-conscious options. In contrast, non-specialty hotpot may struggle to compete as customers in Hong Kong increasingly seek out innovative and personalized dining experiences.



Market size of hotpot restaurant market in Hong Kong
HK$ billion
0
2
4
6
8
10
12
2024
2025E
2026E
2027E
2028E
2029E
3
3.2
3.3
3.5
3.7
4
4.7
4.9
5.1
5.3
5.6
5.9
Revenue contribution of hotpot of non-specialty restaurant
Revenue contribution of hotpot of specialty restaurant

Source: Frost and Sullivan (*year ending August 31*)

See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Competitive Strengths 11 Unique brand image in Hong Kong Strategic locations of our restaurants Our specialty and our strong commitment to food quality Established and stable relationship with our major suppliers Experienced management team See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategies 12 • We intend to leverage our track record, our brand that we have developed and the experience of our management team to facilitate an expansion plan that we believe will increase our share in the specialty hotpot restaurant market in Hong Kong and expand into other cities of the Southeast Asia region . • This expansion plan includes the opening of more hotpot restaurants in Hong Kong and, in particular, establishing our presence in Singapore as a stepping stone and further tap into the specialty hotpot market in the Southeast Asia region • Recently, in 2025 , we opened a new flagship restaurant of 11 , 000 square feet that features both Japanese and Thai all - you - can - eat hotpot in Kwun Tong to further increase market penetration and our profitability . • Furthermore, as part of our expansion plan, we plan to open 3 more hotpot restaurants in Hong Kong and Singapore by the end of 2029 utilizing the proceeds from this Offering . 3 6 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure 13 Assuming no exercise of the Over - Allotment Option See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights 14

Financial Highlights $6,754,350 $8,295,084 0 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 7,000,000 8,000,000 9,000,000 Revenue (USD) FY2023 FY2024 $769,920 $2,261,912 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 Gross Profit (USD) FY2023 FY2024 15 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights ($1,085,777) $1,319,697 -1,500,000 -1,000,000 -500,000 0 500,000 1,000,000 1,500,000 Net Income (loss) (USD) FY2023 FY2024 11.4% 27.3% 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% Gross Profit Margin (%) FY2023 FY2024 16 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Our Board 17

Mr . Tak Shing, Lam Director, and Chairman of the Board Mr . Lam has over 10 years of experience in the catering service industry . He is the co - founder of Happy City group of restaurants and companies, and served as the directors of the our Operating Subsidiaries . He also currently serves as the CEO of Farm House Restaurant, a Michelin Star Cantonese fine dining restaurant, since 2012 . Prior to that, Mr . Lam co - founded Superior Fastening Technology Group (former subsidiary of Superior Fastening Technology Ltd, which was listed on the Singapore Stock Exchange in 2003 ) and served as its chairman and CEO from 1988 to 2003 . He is also currently the director of Superior Fastening (HK) Limited since November 2013 , the director of Max Gold Limited since August 2012 and the director of Marvellous Tech Limited since October 2020 . From January 2021 to June 2024 , he was a director of Vincent International Limited . Mr . Lam received his Certificate in Basic Science for Electroplaters from Hong Kong Productivity Centre in 1983 . He is the director of the Association of Restaurant Managers in Hong Kong . Ms . Suk Yee, Kwan Director and Chief Executive Officer Ms . Kwan has over 10 years of experience in the catering service industry . Together with Mr . Lam, Ms . Kwan’s spouse, Ms . Kwan co - founded the Happy City group of restaurants and companies . Ms . Kwan is currently serving as the directors of our Operating Subsidiaries . She also currently serves as the director of Farm House Restaurant, a Michelin Star Cantonese fine dining restaurant, since 2012 . Prior to that, Ms . Kwan served as the executive director of Superior Fastening Technology Group (formerly subsidiary of Superior Fastening Technology Ltd, which was listed on the Singapore Stock Exchange in 2003 ) from 1990 to 2003 . Ms . Kwan received her Hong Kong Certificate of Education Examination from Lok Sin Tong Wong Chung Ming Secondary School in 1985 and obtained a Diploma in Secretarial Studies from Hong Kong School of Commerce in 1989 . She was awarded the Business Excellence Award by the Golden Bauhinia Women Entrepreneur Association in 2022 and the Greater Bay Area Outstanding Female Entrepreneur Award by the Hong Kong Small and Medium Enterprises Association in 2023 . 18 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss. Our Board of Directors and Management

Ms . Wai Man, Ao Chief Financial Officer Ms . Ao has over 25 years of experience in accounting, finance and corporate management . Since May 2019 , she served as accounting & financing manager of Hi - Speed Supply Chain Limited, where she managed cashflow, booking closing, year - end audit and tax . From March 2006 to January 2019 , she served as finance manager of Superior Fastening (Hong Kong) Limited (formerly subsidiary of Superior Fastening Technology Ltd, which was listed on the Singapore Stock Exchange in 2003 ), where she managed the accounting and finance, taxation and audit . From June 2004 to March 2005 , she worked as the accountant at Cara International Holding Limited . From January 2000 to April 2004 , she worked as accounting and marketing manager of Billion Jade Limited . From 1998 to 2000 , she worked as assistant to managing director at Classic Diamond Limited . Ms . Ao obtained her bachelor’s degree in accounting and finance from University of Greenwich British and her master’s degree in science finance and investment at University of Greenwich British . She is currently an associate member of CPA Australia, a member certified tax adviser at the Taxation Institute of Hong Kong . Mr . Lai Mong , Lim Chief Operating Officer Mr . Lim is a seasoned sales professional with over 20 years of experience in diverse industries . Since November 1 , 2024 , Mr . Lim has joined Happy City as part of Company’s plan to expand into the Southeast Asia region, in particular, Singapore, and he will be responsible for implementing the business strategies with his in - depth knowledge to the region . From 2020 to present, Mr . Lim has been serving as the sales director of X - One Pte . Ltd . From 2004 to 2019 , he served as sales manager of Superior Fasteners (S) Pte . Ltd . (formerly subsidiary of Superior Fastening Technology Ltd, which was listed on the Singapore Stock Exchange in 2003 ), where he managed sales operations . Mr . Lim has also served as application engineer of AEM - Evertech Holdings Ltd . (now known as AEM Holdings Pte . Ltd . ) from 1999 to 2003 , production manager of Olivine Electronics Pte Ltd from 1994 to 1999 and worked as engineering assistant of Advanced Micro Devices, Inc . from 1990 to 1993 . Mr . Lim holds a diploma in electrical engineering from Singapore Polytechnic . 19 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss. Our Management (cont’d)JC0

Mr . Ho Wai Alan, Chung Independent Director Nominee and the chair of the nominating committee and the member of the audit committee and the compensation committee . Mr . Chung has over 15 years’ experience in the area of financial and securities advisory . Mr . Chung is currently the non - executive director of Japan Kvosei Group Company Limited (HKEX : 627 ) since July 2023 , the executive director of CIS Securities Asset Management Limited since January 2021 and has been its responsible officer for Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities) and Type 9 (asset management) regulated activities since December 2018 . From April 2012 to February 2015 , Mr . Chung was the vice president of HPI Financial Group Limited . From July 2009 to April 2012 , he was a wealth management manager at Hongkong and Shanghai Banking Corporation Limited . Mr . Chung was a financial consultant at AXA Wealth Management (Hong Kong) Limited from April 2006 to February 2009 . Mr . Chung obtained a Bachelor of Arts in economics and statistics from the University of Western Ontario, Canada in April 2000 . Mr . Wai Ming, Yiu Independent Director Nominee and the chair of compensation committee and the member of the audit committee and the nominating committee . Mr . Yiu has extensive experience in legal and commercial matters . Mr . Yiu is currently the independent director of PTL Limited (Nasdaq : PTLE), the Senior Executive of Liu & Co . , a Hong Kong law firm since 2022 , and served as Senior Executive of H . T . Ngan & Co . , a Hong Kong law firm from 2019 to 2022 . From 2018 to present, Mr . Yiu has been serving as the Principal Consultant of Anchor Business Solution, a business consultancy firm, in which Mr . Yiu provides resolutions to complex business issues, project management to corporate transactions, and advices to the senior management of the corporate clients . From 2013 to present, Mr . Yiu also has been serving as the Managing Director of Riches Enterprise Limited, a business consultancy firm . From 2011 to 2018 , Mr . Yiu served as the General Manager of Jinlifeng Group Hong Kong Limited, managing its sales and marketing effort . From 2006 to 2011 , Mr . Yiu served as the Business Account Manager of Hang Seng Bank Limited . Mr . Yiu received Bachelor of Business from Edith Cowan University in 2005 . 20 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss. Our Board of Directors (cont’d)

Our Board of Directors (cont’d) Mr . Eddie Shing Cheuk, Kam Independent Director Nominee and the chair of the audit committee and the member of the nominating committee and the compensation committee . Mr . Kam has over 27 years of experience in auditing, professional accounting and worked for several Hong Kong listed companies of various industries and served senior roles in financial management and secretarial functions . Mr . Kam is currently a non - executive director of Pangaea Connectivity Technology Limited (HKEX : 1473 ) ; an independent non - executive director of Ever Harvest Group Holdings Limited (HKEX : 1549 ), Genes Tech Group Holdings Company Limited (HKEX : 8257 ), CityChamp Watch & Jewellery Group Limited (HKEX : 256 ) and Alpha Financial Group Limited . Mr . Kam has been the chief executive officer and executive director of Get Nice Holdings Limited (HKEX : 64 ) since June 2022 . He holds a bachelor’s degree in accountancy and a master’s degree in corporate governance from the Hong Kong Polytechnic University . He is currently a fellow member of the Hong Kong Institute of Certified Public Accountants, a member of The Institute of Chartered Accountants in England and Wales, an associate member of The Hong Kong Chartered Governance Institute and The Chartered Governance Institute in the United Kingdom and Ireland . 21 See the Registration Statement for future risks and disclosures. There is no guarantee that any specific outcome will be achi eve d. Investments may be speculative, illiquid and there is a risk of loss.

Issuer Happy City Holdings Limited 30 Cecil Street #19-08 Prudential Tower Singapore Email: info@happycitys.com Underwriters Dominari Securities LLC* 725 5th Ave, 23rd Floor New York, NY 10022 Email: info@dominarisecurities.com Revere Securities LLC 560 Lexington Avenue - 16th Floor New York, NY 10022 Email: syndicate@reveresecurities.com Pacific Century Securities, LLC 60-20 Woodside Avenue Ste 211 Queens,NY 11377 Email: project@pcsecurities.us *Leading underwriter 22